SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

          Name:

                    Fidelity Commonwealth Trust II

          Address of Principal Business Office (No. & Street, City, State, Zip Code):

                    82 Devonshire Street
                    Boston, Massachusetts 02109

          Telephone Number (including area code):

                    617-563-7000

          Name and address of agent for service of process:

                    Eric D. Roiter
                    82 Devonshire Street
                    Boston, Massachusetts 02109

          Copy to:

                    Joseph R. Fleming, Esquire
                    Dechert LLP
                    200 Clarendon Street, 27th Floor
                    Boston, Massachusetts 02116-5021

          Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ☒	No ☐

SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston in the Commonwealth of Massachusetts on the 15th day of December, 2006.

Fidelity Commonwealth Trust II

/s/ Mark Osterheld

		By:	Mark Osterheld
		Title:	President and Treasurer

Attest:

/s/ Stuart E. Fross

By:	Stuart E. Fross
Title:	Secretary